January 5, 2010

Asia Special Situation Acquisition Corp.
P.O. Box 309GT Ugland House
South Church Street
George Town, Grand Cayman
Cayman Islands

RE:         Engagement Agreement

Dear Gary:

We are pleased to submit this letter (the “Agreement”), which confirms the understanding between Asia Special Situation Acquisition Corp. (the “Company”or “ASSAC”), and ROTH Capital Partners, LLC, (“ROTH”), pursuant to which the Company has retained ROTH to act as its financial advisor in connection with a series of transactions, including the acquisition and financing of one or more offshore specialty insurance companies and the consolidation of the net assets of a series of investment funds with one or more of such insurance companies  (the “Transactions”).

Scope of Services

In connection with this engagement, ROTH shall perform the following services as and when requested:

(a)	review the Transactions in light of ASSAC’s existing strategic alternatives;

(b)	advise ASSAC in regard to explaining the transaction to the market;

(c)	advise ASSAC in connection with its proxy process;

(d)	assist with accounting and legal advisors and other representatives of ASSAC to facilitate an orderly closing of the Transactions;

(e)	participate in meetings of the board of directors and management of ASSAC; and

(f)	provide such other financial advisory services appropriate to this role as ASSAC and ROTH may mutually agree.

24 CORPORATE PLAZA, NEWPORT BEACH, CA 92660   800.678.9147  www.roth.com

Asia Special Situation Acquisition Corp.
January 5, 2010

The Company understands that ROTH will not be responsible for rendering legal, accounting or tax advice and agrees to retain its own legal counsel and accountants concerning any necessary legal, accounting and tax matters.    The Company further understands that Roth will not solicit the purchase or sale of securities of the Company, make a market in its securities, or produce any research relating to the Company during the pendency of the Transactions, and will not solict proxies relating to any meeting of the stockholders of the Company relating to the Transactions.

Retention

The Company hereby retains ROTH as the Company’s financial advisor in connection with the Transactions, subject to Section 4 hereof, for a three-month period (the “Engagement Period”) commencing on the date hereof, provided that if the Transactions are still proceeding at such time, the Engagement Period shall be extended until they are terminated or completed.

Compensation for Services

As compensation for the services to be provided to the Company by ROTH, the Company shall pay to ROTH certain fees and reimburse ROTH for expenses as noted below:

(a)	Advisory Fee and Expenses

(i)
The Company agrees to pay ROTH an advisory fee (the “Transaction Advisory Fee”) equal to one percent (1%) of the total value of the Transactions, where total value includes all of the stock issued or cash consideration paid by ASSAC in the Transactions;

(ii)
In addition, the Company agrees to pay ROTH $213,421.79 for expenses incurred by ROTH in advising the Company on prior transactions, plus expenses incurred by Roth relating to the Transactions (collectively, the “Expenses”).

(b)
At the discretion of the Company, the Transaction Advisory Fee and the Expenses will be paid to ROTH on closing of the Transactions in cash or by the issuance to ROTH of a number of ordinary shares of the Company determined by dividing the sum of the Transaction Advisory Fee and the Expenses by $7.50, issuable at the closing of the Transactions.  Any such ordinary shares (i) shall be registered under the Securities Act for resale prior to June 30, 2010 and (ii) shall be subject to resale restrictions as follows: (x) ROTH may not resell any such shares until July 31, 2010; (y) from August 1, 2010 until December 30, 2010, ROTH may resell, each calendar month during such period, one-sixth of the total number of shares initially issued to ROTH; and (z) commencing December 31, 2010, ROTH may resell any remaining shares free of restriction.

Asia Special Situation Acquisition Corp.
January 5, 2010

(c)
Immediately prior to the closing of the Transactions, taking into account the anticipated success of the Transactions, the extent of ROTH’s efforts in connection with successfully closing the Transactions, and such other factors as the parties deem relevant, the Company and ROTH will negotiate in good faith a transaction bonus payable to ROTH (to be in cash or stock at the valuation above) .

Rights to Future Financing

The Company hereby agrees that, during the term of this engagement and for 12 months thereafter, ROTH shall be entitled to serve as a the sole placement agent or sole lead bookrunner (with any other bookrunners or managers and their compensation subject to ROTH’s approval) in connection with any private or public sale of equity, debt or convertible debt financing the Company may pursue (other than lines of credit for  working capital).  If ROTH is the sole placement agent or underwriter, it shall be entitled to receive an underwriting commission or agent fee, as the case may be, equal to six percent (6%) of the gross amount of such financing(s), plus two percent (2%) of the gross amount of such financing(s) for ROTH’s expenses.  If ROTH is not the sole placement agent or managing underwriter and book runner,it shall be entitled to receive a minimum of fifty percent (50%) of the fees and expenses of all placement agents or bookrunners and managing underwriters, as the case may be.

5.         Covenants of the Company

The Company agrees as follows:

(a)	This Agreement is duly authorized and validly executed and delivered by the Company, and constitutes a legal, valid and binding agreement of the Company.

(b)
The Company agrees to furnish ROTH with all information concerning its business, prospects, operations, and financial plans as reasonably required by ROTH.  The Company acknowledges that ROTH may rely upon the completeness and accuracy of information and data furnished to it by the Company without an independent verification of such information and data.

(c)
The Company agrees that ROTH may rely upon, and shall be a third party beneficiary of, the representations and warranties, covenants, and indemnities set forth in any purchase, merger or similar agreements entered into in connection with the Transactions.  The Company further agrees that it will use reasonable commercial efforts to enable ROTH to rely on any opinions of counsel or of other opinions or reports of experts delivered in connection with the Transactions.  As between ASSAC and ROTH, the parties agree that ROTH is a third party beneficiary of such documents.

Asia Special Situation Acquisition Corp.
January 5, 2010

6.           Confidentiality

ROTH agrees that it will not disclose to any person, other than to any agents, attorneys, accountants, employees, officers, and directors of ROTH who need to know such information in connection with ROTH’s engagement hereunder and who are similarly bound to confidentiality, any confidential and non-public information relating to the Company or the targets that ROTH receives from the Company or its agents, attorneys or accountants in connection with the services rendered hereunder.  Except as may otherwise be provided herein, any advice offered by ROTH hereunder shall not be disclosed publicly in any manner without ROTH’s prior written approval and shall be treated by the Company and ROTH as confidential.  In addition, ROTH’s advice is not intended for, and should not be relied upon by, other third parties.  The Company also agrees that any reference to ROTH in any news release or other communication to any party outside the Company is subject to ROTH’s prior written approval, which approval shall not be unreasonably withheld or delayed.  If ROTH resigns or is terminated prior to any release or communication, no reference shall be made therein to ROTH without its prior written permission.  Notwithstanding the foregoing sentences set forth in this Section 6, (i) ROTH consents to a reference to ROTH and the terms of this engagement in any filing required to be made by the Company with the U.S. Securities and Exchange Commission or any state securities commission in connection with the Transactions and (ii) both parties acknowledge that the obligations set forth herein shall not apply where disclosure is required by any federal or state law, rule or regulation or any decision or order of any court or regulatory authority; provided that in such case the disclosing party shall provide adequate notice of any such required disclosures to the other party in order to allow the other party to seek a protective or other appropriate order.  This Section 6 shall survive the termination or expiration of this Agreement.

7.           Trust Fund

Notwithstanding anything to the contrary express or implied contained in this Agreement, neither ROTH nor any of its affiliates shall have any lien, security interest, claim against or any other right to (a) any of the maximum $115.0 million principal amount of the proceeds held in that certain trust administered and maintained by Continental Stock Transfer & Trust Company, as trustee (and any successor trust or substitute arrangement) for the benefit of the public shareholders of ASSAC (the “Trust”), or (b) any interest earned on such maximum $115.0 million principal amount of proceeds held in the Trust.  Each of ROTH and its affiliates, do hereby expressly waive and relinquish any claim or other rights to the Trust, its corpus or any interest earned thereon.

8.           Term of Engagement

The Company’s obligation to pay fees and expenses to the extent required pursuant to Section 3 shall survive this Agreement.

Asia Special Situation Acquisition Corp.
January 5, 2010

9.           Notices

Notice given pursuant to any of the provisions of this Agreement shall be in writing and shall be mailed or delivered to the Company at Asia Special Situation Acquisition Corp., P.O. Box 309GT Ugland House, South Church Street, George Town, Grand Cayman, Cayman Islands, Attention:  Gary Hirst; and to ROTH at 24 Corporate Plaza, Newport Beach, CA 92660,  Attention: Ted Roth.

10.           Advertisements

The Company agrees that ROTH and its representatives shall have the right to place advertisements in financial and other newspapers and journals and to otherwise refer to this engagement in presentations, on its website and in other similar contexts, at its own expense and after public announcement by the Company of the Transactions.

11.           Entire Agreement; Construction

This Agreement incorporates the entire understanding of the parties with respect to the Transactions and supersedes all previous agreements with respect to the Transactions and shall be governed by, and construed in accordance with, the laws of the State of California as applied to contracts made and performed in such State, without regard to principles of conflicts of laws.

12.           Arbitration

Any controversy arising out of or relating to this Agreement or the alleged breach thereof shall be settled by submission of the matter to arbitration in Los Angeles, California, such arbitration to be in accordance with the rules, then in effect, of the Financial Industry Regulatory Authority, Inc. (FINRA).

13.           Severability

Any determination that any provision of this Agreement may be, or is, unenforceable shall not affect the enforceability of the remainder of this Agreement.

14.           Counterparts

This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument.

15.           Third-Party Beneficiaries

This Agreement has been and is made solely for the benefit of the Company, ROTH and the other Indemnified Persons referred to in Section 16 below and their respective successors and assigns, and no other person shall acquire or have any rights under or by virtue of this Agreement.

Asia Special Situation Acquisition Corp.
January 5, 2010

16.           Indemnification

The Company agrees to indemnify ROTH to the extent forth in Exhibit I attached hereto.  The indemnification provisions set forth in Exhibit I shall remain operative and in full force and effect regardless of termination or expiration of this Agreement, or the consummation of any Transactions.

17.           Succession

This Agreement shall be binding upon and inure to the benefit of the Company, ROTH, the Indemnified Persons and their respective successors, assigns, heirs and personal representatives.

Remainder of page left blank intentionally.

Asia Special Situation Acquisition Corp.
January 5, 2010

If the foregoing terms correctly set forth our understanding, please confirm this by signing and returning to ROTH the duplicate copy of this letter.  Thereupon this letter, as signed in counterpart, shall constitute our Agreement on the subject matter herein.

ROTH CAPITAL PARTNERS, LLC

By:
Theodore D Roth
Managing Director

Confirmed and Agreed to this 5th day of January, 2010

ASIA SPECIAL SITUATION ACQUISITION CORP.

By:
Gary T. Hirst,
President

EXHIBIT I

Indemnification Provisions

The Company agrees to indemnify and hold harmless ROTH and its affiliates (as defined in Rule 405 under the Securities Act of 1933, as amended) and their respective directors, officers, employees, agents and controlling persons (ROTH and each such person being an “Indemnified Party”) from and against all losses, claims, damages and liabilities (or actions, including shareholder actions, in respect thereof), joint or several, to which such Indemnified Party may become subject under any applicable federal or state law, or otherwise, which are related to or result from the performance by ROTH of the services contemplated by or the engagement of ROTH pursuant to this Agreement and will promptly reimburse any Indemnified Party for all reasonable expenses (including reasonable counsel fees and expenses) as they are incurred in connection with the investigation of, preparation for or defense arising from any threatened or pending claim in which indemnification may be sought by such Indemnified Party hereunder, whether or not such Indemnified Party is a party.  The Company will not be liable to any Indemnified Party under the foregoing indemnification and reimbursement provisions, (i) for any settlement by an Indemnified Party effected without its prior written consent (not to be unreasonably withheld); or (ii) to the extent that any loss, claim, damage or liability is found in a judgment by a court or arbitrator of competent jurisdiction to have resulted from an Indemnified Party’s willful misconduct, bad faith or gross negligence.  The Company also agrees that no Indemnified Party shall have any liability (whether direct or indirect, in contract or tort or otherwise) to the Company or its security holders or creditors related to or arising out of the engagement of ROTH pursuant to, or the performance by ROTH of the services contemplated by, this Agreement except to the extent that any loss, claim, damage or liability is found in a judgment by a court of competent jurisdiction to have resulted from Indemnified Party’s willful misconduct, bad faith or gross negligence.

Promptly after receipt by an Indemnified Party of notice of any intention or threat to commence an action, suit or proceeding or notice of the commencement of any action, suit or proceeding, such Indemnified Party will, if a claim in respect thereof is to be made against the Company pursuant hereto, promptly notify the Company in writing of the same.  In case any such action is brought against any Indemnified Party and such Indemnified Party notifies the Company of the commencement thereof, the Company may elect to assume the defense thereof, with counsel reasonably satisfactory to such Indemnified Party, and an Indemnified Party may employ counsel to participate in the defense of any such action, provided that the employment of such counsel shall be at the Indemnified Party’s own expense, unless (i) the employment of such counsel has been authorized in writing by the Company, (ii) the Indemnified Party has reasonably concluded (based upon advice of counsel to the Indemnified Party) that there may be legal defenses available to it that are different from or in addition to those available to the Company, or that a conflict or potential conflict exists between the Indemnified Party and the Company that makes it impossible or inadvisable for counsel to the Company to conduct the defense of both the Company and the Indemnified Party (in which case the Company will not have the right to direct the defense of such action on behalf of the Indemnified Party), or (iii) the Company has not in fact employed counsel reasonably satisfactory to the Indemnified Party to assume the defense of such action within a reasonable time after receiving notice of the action, suit or proceeding, in each of which cases the reasonable fees, disbursements and other charges of such counsel will be at the expense of the Company; provided, further, that in no event shall the Company be required to pay fees and expenses for more than one firm of attorneys representing Indemnified Parties.  Any failure or delay by an Indemnified Party to give the notice referred to in this paragraph shall not affect such Indemnified Party’s right to be indemnified hereunder, except to the extent that such failure or delay causes actual harm to the Company, or prejudices its ability to defend such action, suit or proceeding on behalf of such Indemnified Party.

24 CORPORATE PLAZA, NEWPORT BEACH, CA 92660   800.678.9147  www.roth.com

If the indemnification provided for in this Agreement is for any reason held unenforceable by an Indemnified Party (other than for willful misconduct, bad faith or gross negligence of an Indemnified Party), the Company agrees to contribute to the losses, claims, damages and liabilities for which such indemnification is held unenforceable (i) in such proportion as is appropriate to reflect the relative benefits to the Company, on the one hand, and ROTH on the other hand, of the Transactions as contemplated whether or not the Transactions are consummated or, (ii) if (but only if) the allocation provided for in clause (i) is for any reason unenforceable, in such proportion as is appropriate to reflect not only the relative benefits referred to in clause (i) but also the relative fault of the Company, on the one hand and ROTH, on the other hand, as well as any other relevant equitable considerations.  The Company agrees that for the purposes of this paragraph the relative benefits to the Company and ROTH of the Transactions as contemplated shall be deemed to be in the same proportion that the total value received/paid or contemplated to be received/paid by the Company or its shareholders, as the case may be, as a result of or in connection with the Transactions bear to the fees paid or to be paid to ROTH under this Agreement.  Notwithstanding the foregoing, the Company expressly agrees that ROTH shall not be required to contribute any amount in excess of the amount by which fees paid ROTH hereunder (excluding reimbursable expenses), exceeds the amount of any damages which ROTH has otherwise been required to pay.

The Company agrees that without ROTH’s prior written consent, which shall not be unreasonably withheld, it will not settle, compromise or consent to the entry of any judgment in any pending or threatened claim, action or proceeding in respect of which indemnification could be sought under the indemnification provisions of this Agreement (in which ROTH or any other Indemnified Party is an actual or potential party to such claim, action or proceeding), unless such settlement, compromise or consent includes an unconditional release of each Indemnified Party from all liability arising out of such claim, action or proceeding.

In the event that an Indemnified Party is requested or required to appear as a witness in any action brought by or on behalf of or against the Company relating to the Transactions in which such Indemnified Party is not named as a defendant, the Company agrees to promptly reimburse ROTH on a monthly basis for all expenses incurred by it in connection with such Indemnified Party’s appearing and preparing to appear as such a witness, including, without limitation, the reasonable fees and disbursements of its legal counsel.

If multiple claims are brought with respect to at least one of which indemnification is permitted under applicable law and provided for under this Agreement, the Company agrees that any judgment or arbitration award shall be conclusively deemed to be based on claims as to which indemnification is permitted and provided for, except to the extent the judgment or arbitration award expressly states that it, or any portion thereof, is based solely on a claim as to which indemnification is not available.